Exhibit 99.1

ENERGY FOCUS, INC. REPORTS SECOND QUARTER 2012 RESULTS

SOLON, Ohio, August 14, 2012 -- Energy Focus, Inc. (OTC BB: EFOI) today announced financial results for the second quarter ended June 30, 2012.

Financial results for the second quarter of 2012 include the following:

·	Net sales were $7.7 million compared to $8.2 million for the second quarter of 2011.
·	Gross margins improved to 22.2 percent of net sales compared to 18.9 percent of net sales for the second quarter of 2011.
·	The net loss of $0.9 million improved $0.3 million compared to the second quarter’s 2011 net loss of $1.2 million on $0.5 million lower sales.

Net sales decreased during the second quarter of 2012 as compared to the prior year’s second quarter as a result of lower sales from our Solutions business.  This reduction was partially offset by a $0.7 million increase in our Products business as a result of increased sales of LED products.

Joe Kaveski, Chief Executive Officer, commented, “Our second quarter sales fell within our guidance of $7 - $8 million.  We are encouraged by the 45 percent sequential increase in net sales and the 7.4 percentage point increase in gross profit margins from the first quarter of 2012.  Furthermore, we expect to see significant increases in sales during the remainder of 2012.  This is due to our expanded proposal pipeline in our Solutions business, additional shipments to the US Navy from our $23 million contract and from continued sales of our LED products anticipated in our second half of 2012.”

The Company expects sales for the third quarter to range between $9.5 million and $10.5 million and forecasts to be EBITDA positive in the second half of 2012.

Energy Focus, Inc. will host a conference call on Tuesday, August 14, 2012, at 4:30 p.m. EDT (1:30 p.m. PDT) to review the second quarter of 2012 financial results, followed by a Q & A session.  The call can be accessed by dialing (888) 599-8658 (US and Canada) or 1-913-981-5529 (International/Local).  The conference ID number is 6634578.  Participants are asked to call the assigned number approximately 10 minutes before the conference call begins.

A recording of the conference call will be available through the investor relations section of the Company’s web site at http://www.energyfocusinc.com/uploads/investors.html starting August 14, 2012, and will remain available for 3 months.

Forward Looking Statements

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  For more information about potential factors that could affect the financial results of Energy Focus, please refer to the Company’s SEC reports, including its Annual Reports on Form 10-K and its quarterly reports on Form 10-Q.  These forward-looking statements speak only as of the date hereof.  Energy Focus disclaims any intention or obligation to update or revise any forward-looking statements.

About Energy Focus, Inc.

Energy Focus, Inc. is a leading provider of energy efficient LED lighting products and turnkey energy efficient lighting solutions, holding 75 lighting patents. Our solutions provide energy savings, aesthetics, safety and maintenance cost benefits over conventional lighting.  Our long-standing relationship with the U.S. Government includes numerous research and development projects for the DOE and DARPA, creating energy efficient LED lighting systems for the U.S. Navy fleet.  Customers include supermarket chains, the U.S. Government, state and local governmental agencies, retail stores, museums, theme parks and casinos, hotels, swimming pool builders and many others. Company headquarters are located in Solon, OH, with additional offices in Nashville, TN, Pleasanton, CA, and the United Kingdom.  For more information, see our web site at www.energyfocusinc.com.

Media Contact:
Energy Focus, Inc.
Public Relations Office
(440) 715-1295
pr@energyfocusinc.com

Investor Contact:
Brion Tanous
CleanTech IR, Inc.
(310) 541-6824
btanous@cleantech-ir.com

ENERGY FOCUS, INC.
  CONSOLIDATED BALANCE SHEETS
(amounts in thousands except share and per share amounts)

	June 30,	December 31,
	2012	2011
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$627	$2,136
Trade accounts receivable less allowances of $339 and $447, respectively	4,576	2,738
Retainage receivable	397	474
Inventories, net	2,362	2,429
Costs in excess of billings	66	171
Prepaid and other current assets	1,797	881
Total current assets	9,825	8,829

Property and equipment, net	1,898	2,105
Goodwill	672	672
Intangible assets, net	817	1,027
Collateralized assets	1,000	1,000
Other assets	103	145
Total assets	$14,315	$13,778

LIABILITIES
Current liabilities:
Accounts payable	$3,797	$5,653
Accrued liabilities	2,206	1,995
Deferred revenue	1,048	1,373
Billings in excess of costs	505	154
Credit line borrowings	2,064	701
Current maturities of long-term debt	474	855
Total current liabilities	10,094	10,731

Other liabilities	31	71
Acquisition-related contingent liabilities	-	553
Long-term debt	552	955
Total liabilities	10,677	12,310

SHAREHOLDERS' EQUITY
Preferred stock, par value $0.0001 per share: Authorized: 2,000,000 shares in 2012 and 2011Issued and outstanding: no shares in 2012 and 2011	-	-
Common stock, par value $0.0001 per share: Authorized: 60,000,000 shares in 2012 and 2011 Issued and outstanding: 44,542,000 at June 30, 2012 and 24,913,000 at December 31, 2011	5	1
Additional paid-in capital	80,884	75,962
Accumulated other comprehensive income	431	420
Accumulated deficit	(77,682)	(74,915)
Total shareholders' equity	3,638	1,468
Total liabilities and shareholders' equity	$14,315	$13,778

The accompanying notes are an integral part of these financial statements.

ENERGY FOCUS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011

Net sales	$7,672	$8,193	$12,974	$13,653
Cost of sales	5,968	6,645	10,485	10,946
Gross profit	1,704	1,548	2,489	2,707

Operating expenses:
Research and development	(61)	(131)	(15)	134
Sales and marketing	1,390	1,636	2,661	3,571
General and administrative	1,114	1,044	2,268	2,622
Valuation of equity instruments	-	-	-	56
Total operating expenses	2,443	2,549	4,914	6,383
Loss from operations	(739)	(1,001)	(2,425)	(3,676)

Other income (expense):
Other (expense) income	(44)	22	(72)	71
Interest income	-	2	1	3
Interest expense	(114)	(192)	(265)	(375)

Loss before income taxes	(897)	(1,169)	(2,761)	(3,977)

Provision for income taxes	(3)	(4)	(6)	(9)

Net loss	$(900)	$(1,173)	$(2,767)	$(3,986)

Net loss per share - basic and diluted	$(0.02)	$(0.04)	$(0.07)	$(0.16)

Shares used in computing net loss per share - basic and diluted	44,513	24,754	38,067	24,490

The accompanying notes are an integral part of these financial statements.